EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION
REPORTS EXPECTED IMPACT DUE TO LOSS OF INSURANCE ON
STUDENT LOAN PORTFOLIO

Charlottesville, VA – July 5, 2018 – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that ReliaMax Surety Company (“ReliaMax Surety”), a South Dakota insurance company which issued surety bonds related to the Company’s purchased student loans, was placed into liquidation due to insolvency on June 27, 2018. The liquidation order, issued by the Circuit Court of Hughes County, South Dakota based on a petition filed by the South Dakota Division of Insurance, appoints the South Dakota Division of Insurance Director as liquidator to protect the creditors, claimants and policyholders of ReliaMax Surety. The liquidator is authorized and directed to take possession and safeguard the property of ReliaMax Surety and to conduct the insurer’s business in the interim while taking the steps needed to bring the affairs of the insurance company to an end. It is the Company's understanding that all claims against ReliaMax Surety as of July 27, 2018 must be filed by the end of 2018, with claims being paid in 2019. The Company intends to aggressively pursue its claims against ReliaMax Surety in the liquidation proceedings.

As of June 30, 2018, the Company held $59 million in purchased student loans, which represented approximately 11% of the Company’s total loan portfolio. For the second quarter of 2018, the Company expects that it will charge-off $320 thousand in past due student loans. Although recoveries are anticipated, the Company cannot determine at this time how much it will receive from the liquidation. The Company has estimated that it will incur between $700 thousand and $950 thousand in additional provision for loan losses on its entire loan portfolio, for the second quarter of 2018.

The quarterly loan yield on the student loan portfolio, of which 98.9% are floating rate loans, increased from 4.99% for the third quarter of 2015 to over 6.60% for the second quarter of 2018. The Company has earned over $7 million in interest income on its student loan portfolio since purchasing the first of four tranches in June 2015 and earned approximately $2 million for the first six months of 2018.

A copy of the news release issued by the South Dakota Division of Insurance, the court order, and the petition for liquidation filed can be obtained at https://dlr.sd.gov/news/default.aspx.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered under the name VNB Wealth Management. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434.817.8587